ERNST & YOUNG LLP
725 South Figueroa Street
Los Angeles, California 90017
Phone 213-977-3200

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Auditors” in Post-Effective Amendment No. 14 under the Securities Act of 1933 and Amendment No. 15 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A No. 333-99016) and related Prospectus and Statement of Additional Information of Transamerica Variable Insurance Fund, Inc. and to the incorporation by reference therein of our report dated February 9, 2001, with respect to the financial statements and financial highlights included in its Annual Report for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

Ernst & Young LLP

Los Angeles, California
April 16, 2001